Exhibit (j)

KPMG LLP

345 Park Avenue

New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2024, with respect to the financial statements and financial highlights of Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF (formerly Bitwise Bitcoin Strategy Optimum Roll ETF), Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF (formerly Bitwise Ethereum Strategy ETF) and Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF (formerly Bitwise Bitcoin and Ether Equal Weight Strategy ETF), incorporated herein by reference, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in each of the prospectuses and the headings “Miscellaneous Information” and “Financial Statements” in each of the statements of additional information.

New York, New York

December 2, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.